IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 23, 2013 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the first quarter of 2013 increased 3% to $332.1 million, from $322.7 million for the first quarter of 2012. Organic revenue growth1 was also 3%. Earnings per diluted share ("EPS") for the quarter ended March 31, 2013 increased 12% to $0.81, compared to $0.72 for the same period in the prior year. First quarter 2013 EPS includes the retroactive extension of the federal research and development tax credit, which added $0.05 to EPS, and a $4.1 million charge resulting from a third-party service provider's bankruptcy, which reduced EPS by $0.05.

(Logo: http://photos.prnewswire.com/prnh/20110602/NE13041LOGO )

"We are pleased with the strength of our innovations within the product and service portfolio and the value we bring to our customers, including timely and complete diagnostic information supplemented by VetConnect® PLUS, our integrated cloud-based platform for presentation of in-house and reference labs diagnostic results, which has reached over 6,700 activations in the U.S. While organic revenue growth in the quarter was lower than our expectations, margins and earnings were solid, before discrete items," said Jonathan Ayers, Chairman and Chief Executive Officer.

"In North America we have begun the implementation of a well-planned transformation in our companion animal field based sales organization for diagnostics that will better align sales roles with both our customers' needs and our strategy of providing a unique IDEXX Diagnostic Advantage with world class in-house and reference lab modalities. This new structure and geographic coverage results in a significant increase in sales productivity, while also adding sales capacity. We remain confident that our highly integrated and differentiated product and service offerings, optimization of our selling efforts and somewhat easier year-over-year comparisons will drive accelerated organic revenue growth in the second half of the year. Relative to our previous guidance, we have tempered our full year outlook for organic revenue growth and EPS somewhat to reflect first quarter results and the evolution of our commercial transformation in North America over the course of 2013."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the first quarter of 2013 were $276.9 million compared to $268.1 million for the first quarter of 2012. Organic revenue growth of 4% was due primarily to higher sales of consumables used with our Catalyst Dx® chemistry instrument and an increase in net sales prices in our reference laboratories. These favorable impacts were partly offset by lower revenues from our capital equipment. Changes in foreign currency exchange rates reduced revenue growth by less than 1%, which was partly offset by the impact of revenue from acquisitions.

Water. Water revenues for the first quarter of 2013 were $20.7 million compared to $19.6 million for the first quarter of 2012. Organic revenue growth of 6% was due primarily to higher Colilert® product sales volumes in Europe and Latin America. Changes in foreign currency exchange rates reduced revenue growth by less than 1%.

Livestock, Poultry and Dairy. We have combined the management of our Livestock and Poultry Diagnostics, and Dairy lines of business to more effectively realize the market synergies between the product lines and to achieve operational efficiencies. We refer to this newly created segment as Livestock, Poultry and Dairy ("LPD"). Prior to January 1, 2013, our Dairy line of business was included within our Other Segment. The LPD and Other segment income from operations discussed below for the three months ended March 31, 2012 has been retrospectively revised to reflect the change in the composition of our reportable segments.

LPD revenues for the first quarter of 2013 were $28.0 million compared to $29.1 million for the first quarter of 2012. The 3% decline in organic revenue was due primarily to lower sales volumes of our Dairy SNAP® tests used for the detection of the contaminant Aflatoxin M1 and antibiotic residues in milk, partly offset by higher sales volumes of certain bovine tests in Europe. Dairy SNAP® sales volumes were favorably impacted by testing as a result of an Aflatoxin M1 outbreak in China in early 2012, from which testing volumes subsided over the remainder of 2012. Changes in foreign currency exchange rates reduced revenue growth by less than 1%.

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2013 increased $9.2 million, or 5%, to $184.0 million from $174.8 million for the first quarter of 2012. As a percentage of total revenue, gross profit increased to 55% from 54%. The increase in the gross profit percentage was due primarily to price increases in our reference laboratories and for the consumables used with our VetLab® instruments, higher relative sales of high margin VetLab® consumables and efficiencies in our reference laboratory operations, partly offset by the net unfavorable impact of changes in foreign currency exchange rates.

Selling, general and administrative ("SG&A") expense for the first quarter of 2013 was $101.0 million, or 30% of revenue, compared to $93.8 million, or 29% of revenue, for the first quarter of 2012. The increase in SG&A expense was due primarily to losses incurred resulting from the bankruptcy of a third-party service provider as noted above and higher personnel-related costs. Research and development ("R&D") expense for the first quarter of 2013 was $21.8 million, or 7% of revenue, compared to $20.6 million, or 6% of revenue for the first quarter of 2012. The increase in R&D expense resulted primarily from higher personnel-related costs and higher external consulting and development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2013.

Outlook for 2013

The Company provides the following guidance for the full year 2013. The guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.30, the British pound at $1.52, the Canadian dollar at $0.98 and the Japanese Yen at ¥ 98 to the U.S. dollar for the balance of 2013. Based on these assumptions, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $5 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2013.

  Revenues are expected to be $1.38 billion to $1.39 billion, which represents reported growth of 7% to 7.5% relative to 2012. Organic growth is estimated to be in the range of 7.5% to 8%, as compared with our previous guidance of 8% to 9%, reflective of organic growth in the first quarter and an anticipated reduction in capital equipment sales in ensuing quarters from previous guidance. The decrease in expected reported revenue is the result of unfavorable changes in foreign currency exchange rates, reflecting a strengthening of the U.S. dollar relative to other currencies since the date of our previous guidance, as well as the reduction in our outlook for 2013 organic growth.
  EPS are expected to be $3.40 to $3.46 on a GAAP and non-GAAP basis2. This compares to our previous guidance which reflected EPS of $3.47 to $3.57 on a GAAP basis and $3.42 to $3.52 on a non-GAAP basis. EPS on a non-GAAP basis are adjusted to exclude the favorable impact of the retroactive extension of the 2012 federal R&D tax credit and the unfavorable impact of the third-party service provider's bankruptcy as follows:

GAAP and Non-GAAP Guidance

	Guidance Range for		Guidance Range for
	Year Ending Dec. 31, 2013		Year Ending Dec. 31, 2013
	As provided on April 23, 2013		As provided on January 29, 2013

	Low	High	Low	High
GAAP EPS guidance	$3.40	$3.46	$3.47	$3.57

2012 federal R&D tax credit	($0.05)	($0.05)	($0.05)	($0.05)

Service provider bankruptcy	$0.05	$0.05

Non-GAAP EPS guidance	$3.40	$3.46	$3.42	$3.52
  Our current EPS outlook reflects a $0.04 unfavorable impact due to changes in foreign currency exchange rates since the date of our previous guidance. At the high end, our guidance reflects an additional reduction of $0.02 reflecting our latest outlook for organic revenue growth. At the low end, our EPS guidance reflects a tightening of $0.02 toward the high end of our range as follows:
	Guidance Range for
	Year Ending Dec. 31, 2013

	Low	High
Non-GAAP EPS guidance – as provided on January 29, 2013	$3.42	$3.52

Changes in currency rates	($0.04)	($0.04)

Non-GAAP EPS guidance – as provided on January 29, 2013 at current currency assumptions	$3.38	$3.48

Business performance	$0.02	($0.02)

Non-GAAP EPS guidance - as provided on April 23, 2013	$3.40	$3.46
  Free cash flow3 is expected to be approximately 100% to 105% of net income.
  Capital expenditures are expected to be approximately $80 million.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0228 or 1-800-230-1093 and reference confirmation code 288028. An audio replay will be available through April 30, 2013 by dialing 1-320-365-3844 and referencing replay code 288028.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at http://www.idexx.com.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 8, 2013, at 10:00 a.m. (Eastern) at IDEXX Laboratories, One IDEXX Drive, Westbrook, Maine.

Chairman and Chief Executive Officer, Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting via a link on the Company's website, http://www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (Eastern) on that day via the same link.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs approximately 5,400 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into the Company's marketing and sales practices; the impact of a change in the status of one of the Company's distributors on the Company's results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012,in the section captioned "Risk Factors."

1 Organic revenue is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the first quarter of 2013 excludes revenue from business acquisitions, which contributed less than 1% to revenue growth, and the impact of changes in foreign currency exchange rates, which reduced revenue growth by less than 1%.

2 EPS on a non-GAAP basis excludes the retroactive extension of the federal research and development tax credit and a charge resulting from a third-party service provider's bankruptcy. We believe that including both GAAP and non-GAAP EPS measures in our 2013 outlook is useful to more clearly indicate the impact of underlying business trends on our 2013 earnings expectations.

3 Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation below for our calculation of free cash flow for the three months ended March 31, 2013 and 2012. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2013	2012
Revenue:	Revenue	$ 332,106	$ 322,676
Expenses and
Income:	Cost of revenue	148,132	147,902
	Gross profit	183,974	174,774
	Sales and marketing	59,397	57,632
	General and administrative	41,631	36,178
	Research and development	21,758	20,557
	Income from operations	61,188	60,407
	Interest expense, net	(391)	(757)
	Income before provision for income taxes	60,797	59,650
	Provision for income taxes	15,930	18,916
Net Income:	Net income	44,867	40,734
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	7	(9)
	Net income attributable to stockholders	$ 44,860	$ 40,743
	Earnings per share: Basic	$ 0.82	$ 0.74
	Earnings per share: Diluted	$ 0.81	$ 0.72
	Shares outstanding: Basic	54,588	55,208
	Shares outstanding: Diluted	55,490	56,439

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2013	2012
Operating	Gross profit	55.4%	54.2%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.4%	29.1%
revenue):	Research and development expense	6.6%	6.4%
	Income from operations[1]	18.4%	18.7%

International	International revenue (in thousands)	$ 135,531	$ 132,284
Revenue:	International revenue as percentage of
	total revenue	40.8%	41.0%

1Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 276,941		$ 268,073
	Water	20,666		19,582
	LPD	28,039		29,116
	Other	6,460		5,905
	Total	$ 332,106		$ 322,676

Gross Profit:	CAG	$ 150,239	54.2%	$ 139,401	52.0%
	Water	13,494	65.3%	12,967	66.2%
	LPD	15,876	56.6%	17,923	61.6%
	Other	3,188	49.4%	2,576	43.6%
	Unallocated Amounts	1,177	N/A	1,907	N/A
	Total	$ 183,974	55.4%	$ 174,774	54.2%

Income from
Operations:	CAG	$ 51,309	18.5%	$ 46,918	17.5%
	Water	8,355	40.4%	8,295	42.4%
	LPD	4,836	17.2%	6,017	20.7%
	Other	435	6.7%	(213)	(3.6%)
	Unallocated Amounts	(3,747)	N/A	(610)	N/A
	Total	$ 61,188	18.4%	$ 60,407	18.7%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$276,941	$268,073	$8,868	3.3%	(0.6%)	0.3%	3.6%
Water	20,666	19,582	1,084	5.5%	(0.5%)	-	6.0%
LPD	28,039	29,116	(1,077)	(3.7)%	(0.4%)	-	(3.3)%
Other	6,460	5,905	555	9.4%	(0.2%)	-	9.6%
Total	$332,106	$322,676	$9,430	2.9%	(0.6%)	0.2%	3.3%

Net CAG Revenue	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

VetLab® instruments	$15,812	$20,550	$(4,738)	(23.1)%	(0.9%)	-	(22.2)%
VetLab® consumables	75,528	69,832	5,696	8.2%	(0.5%)	-	8.7%
VetLab® service and accessories	12,331	11,615	716	6.2%	(2.7%)	-	8.9%
Rapid assay products	44,083	43,664	419	1.0%	(0.7%)	-	1.7%
Reference laboratory diagnostic and consulting services	107,649	101,862	5,787	5.7%	(0.5%)	0.3%	5.9%
Practice management and digital imaging systems and services	21,538	20,550	988	4.8%	(0.1%)	3.0%	1.9%
Net CAG revenue	$276,941	$268,073	$8,868	3.3%	(0.6%)	0.3%	3.6%

1 The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended March 31, 2013.

2 The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 attributed to acquisitions subsequent to December 31, 2011.

3 Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2013	2012
Assets:	Current Assets:
	Cash and cash equivalents	$ 228,364	$ 223,986
	Accounts receivable, net	158,988	138,324
	Inventories	148,242	140,946
	Other current assets	58,801	66,281
	Total current assets	594,395	569,537
	Property and equipment, net	253,742	245,177
	Other long-term assets, net	284,501	288,888
	Total assets	$ 1,132,638	$ 1,103,602
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 38,716	$ 35,288
	Accrued liabilities	118,470	137,746
	Debt	261,122	213,107
	Deferred revenue	21,269	20,192
	Total current liabilities	439,577	406,333
	Long-term debt, net of current portion	1,141	1,394
	Other long-term liabilities	60,625	59,618
	Total long-term liabilities	61,766	61,012

	Total stockholders' equity	631,254	636,223
	Noncontrolling interest	41	34
	Total equity	631,295	636,257
	Total liabilities and stockholders' equity	$ 1,132,638	$ 1,103,602

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2013	2012	2012	2012	2012
Selected
Balance Sheet	Days sales outstanding[1]	40.8	39.9	41.7	41.9	42.7
Information:	Inventory turns [2]	1.7	1.8	1.7	1.8	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2013	2012
Operating:	Cash Flows from Operating Activities:
	Net income	$ 44,867	$ 40,734
	Non-cash charges	19,416	17,647
	Changes in assets and liabilities	(38,289)	(38,679)
	Tax benefit from share-based compensation arrangements	(5,310)	(4,518)
	Net cash provided by operating activities	20,684	15,184
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(19,761)	(9,446)
	Proceeds from disposition of pharmaceutical product lines	3,500	3,000
	Proceeds from sale of property and equipment	-	2
	Acquisition of intangible assets	(659)	(900)
	Net cash used by investing activities	(16,920)	(7,344)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	48,000	11,000
	Payment of notes payable	(238)	(224)
	Repurchases of common stock	(63,778)	(27,630)
	Proceeds from the exercise of stock options and employee stock purchase plans	12,958	5,772
	Tax benefit from share-based compensation arrangements	5,310	4,518
	Net cash provided (used by) financing activities	2,252	(6,564)
	Net effect of changes in exchange rates on cash	(1,638)	320
	Net increase in cash and cash equivalents	4,378	1,596
	Cash and cash equivalents, beginning of period	223,986	183,895
	Cash and cash equivalents, end of period	$ 228,364	$ 185,491

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2013	2012
Free Cash
Flow:	Net cash provided by operating activities	$ 20,684	$ 15,184
	Royalty prepayment to obtain exclusive patent rights	-	6,250
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	5,310	4,518
	Purchases of property and equipment	(19,761)	(9,446)
	Free cash flow	$ 6,233	$ 16,506

1 Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2013	2012
Share repurchases during the period	687	333
Average price paid per share	$ 92.82	$ 82.85

Shares remaining under repurchase authorization as of March 31, 2013 totaled 2,226,420.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.